July 27, 2021

First Busey Announces 2021 Second Quarter Earnings

CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Message from our Chairman & CEO

Second Quarter 2021 Highlights:

●Second quarter 2021 net income of $29.8 million and diluted EPS of $0.53, compared to $25.8 million and $0.47, respectively, in the second quarter of 2020
●Second quarter 2021 adjusted net income1 of $31.9 million and adjusted diluted EPS1 of $0.57, compared to $26.2 million and $0.48, respectively in the second quarter of 2020
●Finalized our acquisition of Cummins-American Corp. (“CAC”), the holding company for Glenview State Bank (“GSB”)
●Core organic loan growth (excluding GSB loans acquired and PPP loans) of $142.0 million, or 2.3%, in the second quarter
●Wealth management assets under care of $12.30 billion at June 30, 2021, up from $10.69 billion at March 31, 2021, and $9.02 billion at June 30, 2020.
●Non-interest income (excluding security gains) accounted for 33.2% of total revenue
●Tangible book value per common share1 of $17.11 at June 30, 2021, compared to $16.65 at March 31, 2021, and $15.92 at June 30, 2020, an increase of 7.5% year-over-year
●For additional information, please refer to the 2Q21 Quarterly Earnings Supplement

Second Quarter Financial Results

Net income for First Busey Corporation (“First Busey” or the “Company”) for the second quarter of 2021 was $29.8 million, or $0.53 per diluted common share, as compared to $37.8 million, or $0.69 per diluted common share, for the first quarter of 2021 and $25.8 million, or $0.47 per diluted common share, for the second quarter of 2020.  Adjusted net income1 for the second quarter of 2021 was $31.9 million, or $0.57 per diluted common share, as compared to $38.1 million, or $0.69 per diluted common share, for the first quarter of 2021 and $26.2 million, or $0.48 per diluted common share, for the second quarter of 2020.  For the second quarter of 2021, annualized return on average assets and annualized return on average tangible common equity1 were 1.05% and 12.26%, respectively.  Based on adjusted net income1, annualized return on average assets was 1.12% and annualized return on average tangible common equity1 was 13.14% for the second quarter of 2021.  Second quarter results include GSB’s performance for one month of post-acquisition activity.

Pre-provision net revenue1 for the second quarter of 2021 was $34.0 million, compared to $40.2 million for the first quarter of 2021 and $45.4 million for the second quarter of 2020.  Adjusted pre-provision net revenue1 for the second quarter of 2021 was $37.5 million, as compared to $42.8 million for the first quarter of 2021 and $46.4 million for the second quarter of 2020.  Pre-provision net revenue to average assets1 for the second quarter of 2021 was 1.20%, as compared to 1.54% for the first quarter of 2021 and 1.76% for the second quarter of 2020.  Adjusted pre-provision net revenue to average assets1 for the second quarter of 2021 was 1.32%, as compared to 1.64% for the first quarter of 2021 and 1.80% for the second quarter of 2020.

Our fee-based businesses continue to add dynamic revenue diversification and growing contributions.  In the second quarter of 2021, wealth management fees were $13.0 million, an increase of 27.6% from the second quarter of 2020, while remittance processing revenue was $4.3 million, an increase of 17.0% from the same period last year.  Fees for customer services were $8.6 million in the second quarter of 2021, a 22.6% increase from $7.0 million in the second quarter of 2020.  Mortgage revenue was $1.7 million in the second quarter of 2021, compared to $2.7 million in the second quarter of 2020.  Total non-interest income, excluding net security gains, accounted for 33.2% of our total revenue in the second quarter of 2021, compared to 28.1% in second quarter of 2020.

The continued challenge of low interest rates, coupled with high levels of excess liquidity, resulted in further pressure on our net interest margin during the second quarter.  The Company reported net interest income of $64.5 million in the second quarter of 2021, down from $64.9 million in the first quarter of 2021, and $70.8 million in the second quarter of 2020.  A $0.5 million decrease in net fee recognition on Paycheck Protection Program (“PPP”) loans contributed to the quarter-over-quarter decline in reported net interest income.  Our reported net interest margin was 2.50% in the second quarter of 2021, as compared to 2.72% in the first quarter of 2021.  The impact of the GSB acquisition reflected in our results for one month of the quarter accounted for five basis points of the decline in net interest margin.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

Second quarter 2021 results reflect a provision release, as compared to a reserve build at the onset of the coronavirus disease 2019 (“COVID-19”) pandemic.  Specifically, Busey Bank recorded a $5.5 million negative provision for credit losses and a $0.6 million negative provision for unfunded commitments amid improved US economic outlooks.  As a result of the acquisition, GSB recorded a Day 1 allowance of $4.2 million for loans purchased with credit deterioration (“PCD”), provision for credit losses of $3.8 million, and a provision for unfunded commitments of $0.2 million.  The total allowance for credit losses was $95.4 million at June 30, 2021, representing 1.33% of total portfolio loans outstanding and 1.40% of portfolio loans excluding PPP loans.

The Company views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (“GAAP”).  Non-operating pretax adjustments for the second quarter of 2021 included $2.7 million of expenses related to acquisitions.  The Company believes that non-GAAP measures (including adjusted pre-provision net revenue, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, efficiency ratio, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share, and return on average tangible common equity) facilitate the assessment of its financial results and peer comparability.  A reconciliation of these non-GAAP measures is included in tabular form at the end of this release.

Acquisition of Cummins-American Corp.

Effective May 31, 2021, the Company completed its acquisition of CAC, the holding company for GSB.  The partnership will enhance the Company’s existing deposit, commercial banking, and wealth management presence in the Chicago-Naperville-Elgin, IL-IN-WI Metropolitan Statistical Area.  First Busey will operate GSB as a separate banking subsidiary until it is merged with Busey Bank, which is expected to occur in the third quarter of 2021.  At the time of the bank merger, GSB banking centers will become branches of Busey Bank.  It is anticipated that two of GSB’s seven banking centers will be closed and consolidated in the fourth quarter of 2021.

Under the terms of the merger agreement, each share of CAC common stock issued and outstanding as of the effective date was converted into the right to receive 444.4783 shares of First Busey’s common stock and $14,173.96 in cash.  As additional consideration provided to CAC’s shareholders in the merger, CAC paid a special dividend to its shareholders in the amount of $60 million, or $12,087.58 per share of CAC common stock, on May 28, 2021.

At the date of the merger, the estimated fair value of CAC’s total assets was $1.48 billion, the fair value of total loans was $434.7 million, and the fair value of total deposits was $1.32 billion, which included $347.8 million of noninterest-bearing deposits. In addition, GSB had $1.26 billion in assets under care at May 31, 2021. Fair values are considered provisional until finalized. Reviews of third-party valuations are still being performed by management; therefore, amounts are subject to change.

Personal Banking Transformation Plan

Based on thoughtful consideration and analysis, in July 2021 the Company approved a plan to close and consolidate 15 Busey Bank banking centers to ensure a balance between the Company’s physical banking center network and its robust digital banking services. An efficient banking center footprint is necessary to keep First Busey competitive, responsive, and independent. The banking centers are expected to close in the fourth quarter of 2021. When fully realized, annualized expense savings net of expected associated revenue impacts are anticipated to be approximately $3.5 million, with the impact of these cost savings beginning to be realized in the fourth quarter of 2021. One-time expenses expected in relation to the banking center closures are estimated to be in the range of $4.3 to $5.0 million and are anticipated to be incurred during the third and fourth quarters of 2021.

COVID-19 Update

The Company continues to navigate the economic environment caused by COVID-19 effectively and prudently and remains resolute in its focus on serving its customers, communities, and associates while protecting its balance sheet.  To alleviate some of the financial hardships faced as a result of COVID-19, First Busey offered an internal Financial Relief Program to qualifying customers.  As of June 30, 2021, the Company had 49 commercial loans remaining on payment deferrals representing $143.5 million in loans.  Importantly, only $10.4 million of these balances remain on full payment deferral with the remaining $133.1 million on interest only deferral.  Commercial loans on full payment deferral now represent less than 0.2% of commercial loans outstanding.  In addition, as of June 30, 2021, the Company had eight retail loans remaining on payment deferrals representing $0.8 million in loans.

First Busey served as a bridge for the PPP, actively helping existing and new business clients sign up for this important financial resource.  The Company originated a total of $749.4 million of first round PPP loans and acquired an additional $15.8 million of GSB first round PPP loans, representing 4,595 new and existing customers.  Net fee income accretion recognized on these loans in the second quarter of 2021 was $1.4 million, compared to $3.3 million in the first quarter of 2021.

The Company originated a total of $296.3 million of second round PPP loans and acquired an additional $27.7 million of GSB second round PPP loans, representing 2,740 new and existing customers.  Net fee income accretion recognized on these loans in the second quarter of 2021 was $1.6 million, compared to $0.3 million in the first quarter of 2021.

As of June 30, 2021, the Company had received approximately $685.6 million in loan forgiveness from the SBA and had submitted forgiveness applications to the SBA for another $20.9 million, including $4.3 million for GSB loans.  At June 30, 2021, First Busey had $399.7 million in total PPP loans outstanding, with an amortized cost of $390.4 million, representing 3,104 customers.

Community Banking

First Busey’s goal of being a strong community bank for the communities it serves begins with outstanding associates.  The Company is honored to be named among the 2020 Best Banks to Work For by American Banker, the 2021 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2020 Best Companies to Work For in Florida by Florida Trend magazine, the 2021 Best Place to Work in Indiana by the Indiana Chamber of Commerce, and the 2020 Best Places to Work in Money Management by Pensions and Investments.

Our second quarter results reflect our strategic growth plans and improving economic conditions.  As we enter into the second half of 2021, we are working towards a successful integration of GSB and excited about the opportunities for efficiency enhancements and growth as we move ahead as a combined Company.  In today’s fluid, ever-evolving landscape, the Company remains steadfast in its commitment to the customers and communities it serves.

/s/ Van A. Dukeman

Chairman, President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS (Unaudited)
(dollars in thousands, except per share data)

	As of and for the					As of and for the
	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
EARNINGS & PER SHARE DATA
Net income	$29,766	$37,816	$28,345	$30,829	$25,806	$67,582	$41,170
Diluted earnings per share	0.53	0.69	0.52	0.56	0.47	1.22	0.75
Cash dividends paid per share	0.23	0.23	0.22	0.22	0.22	0.46	0.44
Pre-provision net revenue[1,2]	34,030	40,198	38,507	45,922	45,394	74,228	81,243
Revenue[3]	96,655	94,697	102,580	102,464	98,462	191,352	194,825

Net income by operating segments:
Banking	29,237	35,528	28,573	31,744	25,985	64,765	40,909
Remittance Processing	401	429	406	578	528	830	1,388
Wealth Management	4,885	4,682	3,334	3,166	3,082	9,567	6,681

AVERAGE BALANCES
Cash and cash equivalents	$647,465	$536,457	$551,844	$836,097	$563,022	$592,267	$520,132
Investment securities	3,031,250	2,561,680	2,077,284	1,824,327	1,717,790	2,797,762	1,728,177
Loans held for sale	22,393	31,373	52,745	104,965	108,821	26,858	85,392
Portfolio loans	6,889,551	6,736,664	6,990,414	7,160,757	7,216,825	6,813,530	6,937,551
Interest-earning assets	10,448,417	9,752,294	9,557,265	9,805,948	9,485,200	10,102,278	9,151,372
Total assets	11,398,655	10,594,245	10,419,364	10,680,995	10,374,820	10,998,672	10,031,499

Non-interest bearing deposits	2,970,890	2,688,845	2,545,830	2,592,130	2,472,568	2,830,646	2,157,656
Interest-bearing deposits	6,432,336	6,033,613	5,985,020	6,169,377	6,073,795	6,234,076	6,077,884
Total deposits	9,403,226	8,722,458	8,530,850	8,761,507	8,546,363	9,064,722	8,235,540

Securities sold under agreements to repurchase	204,417	184,694	194,610	190,046	184,208	194,610	183,244
Interest-bearing liabilities	6,966,046	6,521,195	6,482,475	6,694,561	6,527,709	6,744,850	6,519,964
Total liabilities	10,055,884	9,318,551	9,158,066	9,432,547	9,141,550	9,689,254	8,805,784
Stockholders' equity - common	1,342,771	1,275,694	1,261,298	1,248,448	1,233,270	1,309,418	1,225,715
Tangible stockholders' equity - common[2]	974,062	913,001	896,178	880,958	863,571	943,700	854,746

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2]	1.20%	1.54%	1.47%	1.71%	1.76%	1.36%	1.63%
Return on average assets	1.05%	1.45%	1.08%	1.15%	1.00%	1.24%	0.83%
Return on average common equity	8.89%	12.02%	8.94%	9.82%	8.42%	10.41%	6.75%
Return on average tangible common equity[2]	12.26%	16.80%	12.58%	13.92%	12.02%	14.44%	9.69%
Net interest margin[2,4]	2.50%	2.72%	3.06%	2.86%	3.03%	2.61%	3.11%
Efficiency ratio[2]	61.68%	54.67%	59.70%	52.42%	50.97%	58.21%	55.28%
Non-interest revenue as a % of total revenues[3]	33.22%	31.47%	28.90%	31.92%	28.08%	32.36%	28.01%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$37,486	$42,753	$47,156	$48,701	$46,448	$80,239	$84,659
Adjusted net income[2]	31,921	38,065	34,255	32,803	26,191	69,986	41,670
Adjusted diluted earnings per share[2]	0.57	0.69	0.62	0.60	0.48	1.26	0.76
Adjusted pre-provision net revenue to average assets[2]	1.32%	1.64%	1.80%	1.81%	1.80%	1.47%	1.70%
Adjusted return on average assets[2]	1.12%	1.46%	1.31%	1.22%	1.02%	1.28%	0.84%
Adjusted return on average tangible common equity[2]	13.14%	16.91%	15.21%	14.81%	12.20%	14.96%	9.80%
Adjusted net interest margin[2,4]	2.43%	2.63%	2.96%	2.75%	2.93%	2.53%	3.00%
Adjusted efficiency ratio[2]	58.89%	54.33%	52.39%	49.97%	50.48%	56.63%	54.96%

[1] Net interest income plus non-interest income, excluding security gains and losses, less non-interest expense.
[2] See “Non-GAAP Financial Information” for reconciliation.
[3] Revenue consists of net interest income plus non-interest income, excluding security gains and losses.
4 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in thousands, except per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
ASSETS
Cash and cash equivalents	$920,810	$404,802	$688,537	$479,721	$1,050,072
Investment securities	3,478,467	2,804,101	2,266,717	2,098,657	1,701,992

Loans held for sale	17,834	38,272	42,813	87,772	108,140

Commercial loans	5,475,461	5,402,970	5,368,897	5,600,705	5,637,999
Retail real estate and retail other loans	1,710,189	1,376,330	1,445,280	1,520,606	1,591,021
Portfolio loans	7,185,650	6,779,300	6,814,177	7,121,311	7,229,020

Allowance for credit losses	(95,410)	(93,943)	(101,048)	(98,841)	(96,046)
Premises and equipment	145,437	132,669	135,191	144,001	146,951
Goodwill and other intangibles	381,795	361,120	363,521	365,960	368,053
Right of use asset	8,228	7,333	7,714	7,251	8,511
Other assets	372,638	325,909	326,425	333,796	319,272
Total assets	$12,415,449	$10,759,563	$10,544,047	$10,539,628	$10,835,965

LIABILITIES & STOCKHOLDERS' EQUITY
Non-interest bearing deposits	$3,186,650	$2,859,492	$2,552,039	$2,595,075	$2,764,408
Interest checking, savings, and money market deposits	6,034,871	4,991,887	5,006,462	4,819,859	4,781,761
Time deposits	1,115,596	1,022,468	1,119,348	1,227,767	1,363,497
Total deposits	$10,337,117	$8,873,847	$8,677,849	$8,642,701	$8,909,666

Securities sold under agreements to repurchase	$207,266	$210,132	$175,614	$201,641	$194,249
Short-term borrowings	30,168	4,663	4,658	4,651	24,648
Long-term debt	274,788	226,797	226,792	226,801	256,837
Junior subordinated debt owed to unconsolidated trusts	71,551	71,509	71,468	71,427	71,387
Lease liability	8,280	7,380	7,757	7,342	8,601
Other liabilities	140,588	99,413	109,840	129,360	134,493
Total liabilities	$11,069,758	$9,493,741	$9,273,978	$9,283,923	$9,599,881
Total stockholders' equity	$1,345,691	$1,265,822	$1,270,069	$1,255,705	$1,236,084
Total liabilities & stockholders' equity	$12,415,449	$10,759,563	$10,544,047	$10,539,628	$10,835,965

SHARE DATA
Book value per common share	$23.89	$23.29	$23.34	$23.03	$22.67
Tangible book value per common share[1]	$17.11	$16.65	$16.66	$16.32	$15.92
Ending number of common shares outstanding	56,330,616	54,345,379	54,404,379	54,522,231	54,516,000

[1] See "Non-GAAP Financial Information" for reconciliation, excludes tax effect of other intangible assets.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$61,404	$71,089	$123,969	$143,625
Interest on investment securities	10,039	9,999	19,655	20,658
Other interest income	245	145	395	1,383
Total interest income	$71,688	$81,233	$144,019	$165,666

INTEREST EXPENSE
Interest on deposits	$3,295	$7,721	$7,027	$19,948
Interest on securities sold under agreements to repurchase	60	100	117	508
Interest on short-term borrowings	64	118	83	185
Interest on long-term debt	2,995	1,745	5,900	3,299
Junior subordinated debt owed to unconsolidated trusts	732	736	1,457	1,480
Total interest expense	$7,146	$10,420	$14,584	$25,420

Net interest income	$64,542	$70,813	$129,435	$140,246
Provision for loan losses	(1,700)	12,891	(8,496)	30,107
Net interest income after provision for loan losses	$66,242	$57,922	$137,931	$110,139

NON-INTEREST INCOME
Wealth management fees	$13,002	$10,193	$25,586	$21,748
Fees for customer services	8,611	7,025	16,648	15,386
Remittance processing	4,349	3,718	8,767	7,471
Mortgage revenue	1,747	2,705	4,413	4,086
Income on bank owned life insurance	1,476	2,282	2,440	3,339
Net security gains (losses)	898	315	2,539	902
Other	2,928	1,726	4,063	2,549
Total non-interest income	$33,011	$27,964	$64,456	$55,481

NON-INTEREST EXPENSE
Salaries, wages, and employee benefits	$34,889	$28,555	$65,273	$62,558
Data processing expense	4,819	4,051	9,099	8,446
Net occupancy expense	4,246	4,448	8,809	9,163
Furniture and equipment expense	2,066	2,537	4,092	4,986
Professional fees	2,311	1,986	4,256	3,810
Amortization expense	2,650	2,519	5,051	5,076
Interchange expense	1,442	1,198	2,926	2,367
Other operating expenses	10,202	7,774	17,618	17,176
Total non-interest expense	$62,625	$53,068	$117,124	$113,582

Income before income taxes	$36,628	$32,818	$85,263	$52,038
Income taxes	6,862	7,012	17,681	10,868
Net income	$29,766	$25,806	$67,582	$41,170

SHARE DATA
Basic earnings per common share	$0.54	$0.47	$1.23	$0.75
Fully-diluted earnings per common share	$0.53	$0.47	$1.22	$0.75
Average common shares outstanding	55,050,071	54,489,403	54,762,563	54,575,595
Diluted average common shares outstanding	55,730,883	54,705,273	55,384,942	54,807,170

Balance Sheet Growth

The balance sheet remains a source of strength.  Total assets were $12.42 billion at June 30, 2021, $10.76 billion at March 31, 2021, and $10.84 billion at June 30, 2020.  At June 30, 2021, portfolio loans were $7.19 billion, compared to $6.78 billion as of March 31, 2021, and $7.23 billion as of June 30, 2020.  Amortized costs of PPP loans of $390.4 million, $522.1 million, and $729.3 million are included in the June 30, 2021, March 31, 2021, and June 30, 2020, portfolio loan balances, respectively.  During the second quarter of 2021, Busey Bank experienced organic loan growth of $142.0 million, consisting of $94.2 million commercial growth and $47.8 million retail real estate and retail other growth.  With the inclusion of GSB and organic growth, commercial balances (consisting of commercial, commercial real estate and real estate construction loans), excluding PPP loans, increased $204.2 million from March 31, 2021, and retail real estate and retail other loans increased $333.9 million from March 31, 2021.

Average portfolio loans were $6.89 billion for the second quarter of 2021, compared to $6.74 billion for the first quarter of 2021 and $7.22 billion for the second quarter of 2020.  The average balance of PPP loans for the second quarter of 2021 was $496.2 million, compared to $482.5 million for the first quarter of 2021 and $579.5 for the second quarter of 2020.  Average interest-earning assets for the second quarter of 2021 were $10.45 billion, compared to $9.75 billion for the first quarter of 2021 and $9.49 billion for the second quarter of 2020.

Total deposits were $10.34 billion at June 30, 2021, compared to $8.87 billion at March 31, 2021, and $8.91 billion at June 30, 2020.  GSB deposits accounted for $1.29 billion of the second quarter increase.  Recent fluctuations in deposit balances can be attributed to the retention of PPP loan funding in customer deposit accounts, the impacts of economic stimulus, other core deposit growth, and the seasonality of public funds.  The Company remains funded substantially through core deposits with significant market share in its primary markets.  Core deposits now account for 98.7% of total deposits.  Cost of deposits in the second quarter are down to 0.14%.

Net Interest Margin and Net Interest Income

Net interest margin for the second quarter of 2021 was 2.50%, compared to 2.72% for the first quarter of 2021 and 3.03% for the second quarter of 2020.  Excluding purchase accretion, core net interest margin was 2.43% for the second quarter of 2021, compared to 2.63% in the first quarter of 2021.  Net interest income was $64.5 million in the second quarter of 2021 compared to $64.9 million in the first quarter of 2021 and $70.8 million in the second quarter of 2020.

The Federal Open Market Committee rate cuts during the first quarter of 2020 have contributed to the decline in net interest margin over the past year, as assets, in particular commercial loans, repriced more quickly and to a greater extent than liabilities.  The net interest margin has also been negatively impacted by the sizeable balance of lower-yielding PPP loans, significant growth in the Company’s liquidity position, and the issuance of debt.  Those impacts were partially offset by the Company’s efforts to lower deposit funding costs as well as the fees recognized related to PPP loans.  Factors contributing to the 22 basis point decline in net interest margin during the second quarter of 2021 include:

●	Reduced recognition of purchase accounting accretion contributed -2 basis points
●	Reduction in PPP fee recognition contributed -3 basis points
●	Inclusion of GSB for one month contributed -5 basis points
●	Asset rate volume mix contributed -15 basis points
●	Funding costs improved +3 basis points, partially offsetting the declines

Asset Quality

Credit quality continues to be exceptionally strong.  Loans 30-89 days past due were $3.9 million as of June 30, 2021, compared to $9.9 million as of March 31, 2021, and $5.2 million as of June 30, 2020.  Non-performing loans totaled $28.3 million as of June 30, 2021, compared to $22.9 million as of March 31, 2021, and $25.4 million as of June 30, 2020. The increase in non-performing loans in the second quarter of 2021 was primarily the result of $4.4 million of acquired GSB non-performing loans.  Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.39% at June 30, 2021, compared to 0.34% at March 31, 2021, and 0.35% at June 30, 2020.  Excluding the amortized cost of PPP loans, non-performing loans as a percentage of total loans was 0.42% at June 30, 2021, compared to 0.37% at March 31, 2021, and 0.39% at June 30, 2020.

Net charge-offs totaled $1.0 million for the quarter ended June 30, 2021, compared to $0.3 million and $1.2 million for the quarters ended March 31, 2021, and June 30, 2020, respectively.  The annualized ratio of second quarter net charge-offs to average loans was 0.06%.  The allowance as a percentage of portfolio loans was 1.33% at June 30, 2021, compared to 1.39% at March 31, 2021, and 1.33% at June 30, 2020.  Excluding the amortized cost of PPP loans, the allowance as a percentage of portfolio loans was 1.40% at June 30, 2021.  The allowance as a percentage of non-performing loans was 336.96% at June 30, 2021, compared to 411.04% at March 31, 2021, and 378.43% at June 30, 2020.

As a matter of policy and practice, the Company limits the level of concentration exposure in any particular loan segment and maintains a well-diversified loan portfolio.

ASSET QUALITY (Unaudited)
(dollars in thousands)

	As of and for the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020

ASSET QUALITY
Portfolio loans	$7,185,650	$6,779,300	$6,814,177	$7,121,311	$7,229,020
Portfolio loans excluding amortized cost of PPP loans	6,795,255	6,257,196	6,367,774	6,384,916	6,499,734
Loans 30-89 days past due	3,888	9,929	7,578	6,708	5,166
Non-performing loans:
Non-accrual loans	27,725	21,706	22,930	23,898	25,095
Loans 90+ days past due	590	1,149	1,371	279	285
Total non-performing loans	$28,315	$22,855	$24,301	$24,177	$25,380
Total non-performing loans, segregated by geography:
Illinois / Indiana	$21,398	$15,457	$16,234	$15,097	$16,285
Missouri	5,645	6,170	6,764	6,867	5,327
Florida	1,272	1,228	1,303	2,213	3,768
Other non-performing assets	3,137	4,292	4,571	4,978	3,755
Total non-performing assets	$31,452	$27,147	$28,872	$29,155	$29,135

Total non-performing assets to total assets	0.25%	0.25%	0.27%	0.28%	0.27%
Total non-performing assets to portfolio loans and non-performing assets	0.44%	0.40%	0.42%	0.41%	0.40%
Allowance for credit losses to portfolio loans	1.33%	1.39%	1.48%	1.39%	1.33%
Allowance for credit losses to portfolio loans, excluding PPP	1.40%	1.50%	1.59%	1.55%	1.48%
Allowance for credit losses as a percentage of non-performing loans	336.96%	411.04%	415.82%	408.82%	378.43%
Net charge-offs (recoveries)	$1,011	$309	$934	$2,754	$1,229
Provision	$(1,700)	$(6,796)	$3,141	$5,549	$12,891

Non-Interest Income

Total non-interest income increased to $33.0 million for the second quarter of 2021, compared to $31.4 million for the first quarter of 2021 and $28.0 million for the second quarter of 2020.  Revenues from wealth management fees and remittance processing activities represented 52.6% of the Company’s non-interest income for the quarter ended June 30, 2021, providing a balance to spread-based revenue from traditional banking activities.  On a combined basis, revenue from these two critical operating areas increased to $17.4 million in the second quarter of 2021, as compared to $13.9 million in the second quarter of 2020, a 24.7% increase.

Wealth management fees were $13.0 million for the second quarter of 2021, an increase from $12.6 million for the first quarter of 2021 and $10.2 million for the second quarter of 2020, a 27.6% increase from the comparable period in 2020.  Net income from the Wealth Management segment was $4.9 million for the second quarter of 2021, an increase from $4.7 million for the first quarter of 2021 and $3.1 million in the second quarter of 2020, a 58.5% increase from the comparable period in 2020.  First Busey’s Wealth Management division ended the second quarter of 2021 with $12.30 billion in assets under care, compared to $10.69 billion at the end of the first quarter of 2021 and $9.02 billion at the end of the second quarter of 2020, a 36.4% increase from the comparable period in 2020.  The increase in assets under care compared to the second quarter of 2020 was comprised of $2.00 billion in organic and market related growth with an additional $1.28 billion obtained in the GSB acquisition.

Remittance processing revenue from the Company’s subsidiary, FirsTech, Inc., was $4.3 million for the second quarter of 2021, compared to $4.4 million for the first quarter of 2021 and $3.7 million for the second quarter of 2020, a 17.0% increase from the comparable period in 2020.  The Remittance Processing operating segment generated net income of $0.4 million in the second quarter of 2021, consistent with last quarter, and down from $0.5 million in the second quarter of 2020.  The Company is currently making strategic investments in FirsTech to further enhance future growth.

Fees for customer services increased to $8.6 million for the second quarter of 2021, compared to $8.0 million in the first quarter of 2021 and $7.0 million in the second quarter of 2020, a 22.6% increase from the comparable period in 2020.  Fees for customer services have been impacted over the past year by changing customer behaviors resulting from COVID-19 and related government stimulus programs, and continue to rebound with improving economic conditions and customer activity levels.

Mortgage revenue decreased to $1.7 million in the second quarter of 2021, compared to $2.7 million in both the first quarter of 2021 and the second quarter of 2020, as a result of declines in sold-loan mortgage volume.

Operating Efficiency

Total non-interest expense was $62.6 million in the second quarter of 2021 compared to $54.5 million in the first quarter of 2021 and $53.1 million in the second quarter of 2020.  Non-interest expense including amortization of intangibles but excluding non-operating adjustment items1 was $59.9 million in the second quarter of 2021 compared to $54.2 million in the first quarter of 2021 and $52.6 million in the second quarter of 2020.  Second quarter 2021 results include one month of operating expenses for GSB totaling $2.5 million, excluding non-operating items, and the Company expects efficiencies associated with the acquisition to be realized after the banks merge.  As a result, the efficiency ratio1 was 61.68% for the quarter ended June 30, 2021, compared to 54.67% for the quarter ended March 31, 2021, and 50.97% for the quarter ended June 30, 2020.  The adjusted efficiency ratio1 was 58.89% for the quarter ended June 30, 2021, 54.33% for the quarter ended March 31, 2021, and 50.48% for the quarter ended June 30, 2020.  The Company remains focused on expense discipline.

Noteworthy components of non-interest expense are as follows:

●	Salaries, wages, and employee benefits were $34.9 million in the second quarter of 2021, an increase from $30.4 million in the first quarter of 2021 and $28.6 million from the second quarter of 2020. Total full-time equivalents at June 30, 2021, numbered 1,503 compared to 1,332 at March 31, 2021, and 1,480 at June 30, 2020. The GSB acquisition added 137 full-time equivalents at June 30, 2021. Second quarter 2021 results include $2.4 million of GSB expenses for the one month since acquisition, which included $1.1 million of non-operating salaries, wages, and employee benefits expenses. Further, the deferral of PPP loan origination costs of $1.8 million contributed to the lower salaries, wages, and benefits expense in the first quarter of 2021, compared to only $0.3 million in the second quarter of 2021.

●	Data processing expense increased to $4.8 million in the second quarter of 2021, compared to $4.3 million in the first quarter of 2021 and $4.1 million in the second quarter of 2020. Second quarter 2021 results include $0.2 million of GSB operating data processing expenses for the one month since acquisition. Further, the Company recorded an additional $0.4 million of non-operating data processing expenses related to the acquisition.

●	Professional fees increased to $2.3 million in the second quarter of 2021, compared to $1.9 million in the first quarter of 2021 and $2.0 million in the second quarter of 2020. Second quarter 2021 results include $0.9 million of non-operating professional fee expenses related to the acquisition.

●	Amortization expense increased to $2.7 million in the second quarter of 2021, compared to $2.4 million in the first quarter of 2021 and $2.5 million in the second quarter of 2020. Second quarter 2021 results include $0.3 million of amortization related to GSB.

●	Other operating expense increased to $10.2 million for the second quarter of 2021, compared to $7.4 million in the first quarter of 2021 and $7.8 million in the second quarter of 2020. The second quarter 2021 increase was across multiple expense categories, including a $0.6 million increase in new market tax credit amortization and $0.9 million increase in business development expenses, which includes $0.2 million of non-operating expenses related to the acquisition. Additionally, second quarter 2021 results included $0.5 million of GSB other operating expenses.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on July 30, 2021, of $0.23 per common share to stockholders of record as of July 23, 2021.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of June 30, 2021, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines.  The Company’s tangible common equity1 (“TCE”) was $981.9 million at June 30, 2021, compared to $918.6 million at March 31, 2021, and $883.9 million at June 30, 2020.  TCE represented 8.15% of tangible assets at June 30, 2021, compared to 8.82% at March 31, 2021, and 8.43% at June 30, 2020.1

During the second quarter of 2021, the Company purchased 221,000 shares of its common stock at an average price of $25.97 per share for a total of $5.7 million under the Company’s stock repurchase plan.

2Q21 Quarterly Earnings Supplement

For additional information on the Company’s response to COVID-19, financial condition, and operating results, please refer to the 2Q21 Quarterly Earnings Supplement presentation furnished via Form 8-K on July 27, 2021, in connection with this earnings release.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

Corporate Profile

As of June 30, 2021, First Busey Corporation (Nasdaq: BUSE) was a $12.42 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $10.94 billion as of June 30, 2021, and is headquartered in Champaign, Illinois.  Busey Bank currently has 53 banking centers serving Illinois, 10 banking centers serving Missouri, four banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.

Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 30 million transactions for a total of $9.0 billion on an annual basis.  FirsTech, Inc. operates across the United States and Canada, providing payment solutions that include, but are not limited to, electronic payments, mobile payments, phone payments, remittance processing, in person payments, and merchant services.  FirsTech, Inc. partners with 5,800+ agents across the U.S.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Glenview State Bank, a wholly-owned bank subsidiary of First Busey Corporation acquired in the second quarter of 2021, had total assets of $1.44 billion as of June 30, 2021, and is headquartered in Glenview, Illinois.  Glenview State Bank currently has seven banking centers serving the Chicago-Naperville-Elgin, IL-IN-WI Metropolitan Statistical Area.

Through Busey Bank’s and GSB’s Wealth Management divisions, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations.  As of June 30, 2021, Busey Bank’s assets under care were $11.02 billion, and GSB’s assets under care were $1.28 billion.

First Busey has been named a Best Place to Work across the company footprint since 2016 by Best Companies Group.  We are honored to be consistently recognized by national and local organizations for our engaged culture of integrity and commitment to community development.

For more information about us, visit busey.com.

Category: Financial

Source: First Busey Corporation

Contacts:

Jeffrey D. Jones, Chief Financial Officer

217-365-4130

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP.  These measures include adjusted pre-provision net revenue, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, efficiency ratio, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share, and return on average tangible common equity.  Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions.  Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most direct compared GAAP financial measures, specifically total net interest income in the case of adjusted pre-provision net revenue; net income in the case of adjusted net income, adjusted diluted earnings per share, and adjusted return on average assets; total net interest income in the case of adjusted net interest margin; total non-interest income and total non-interest expense in the case of efficiency ratio and adjusted efficiency ratio; and total stockholders’ equity in the case of tangible common equity, tangible common equity to tangible assets, tangible book value per share, and return on average tangible common equity, appears below.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation of Non-GAAP Financial Measures – Adjusted Pre-Provision Net Revenue (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net interest income	$64,542	$64,893	$70,813	$129,435	$140,246
Non-interest income	33,011	31,445	27,964	64,456	55,481
Less securities (gains) and losses, net	(898)	(1,641)	(315)	(2,539)	(902)
Non-interest expense	(62,625)	(54,499)	(53,068)	(117,124)	(113,582)
Pre-provision net revenue	34,030	40,198	45,394	74,228	81,243

Adjustments to pre-provision net revenue:
Acquisition and other restructuring expenses	2,713	320	487	3,033	632
Provision for unfunded commitments	(496)	406	567	(90)	1,584
New Market Tax Credit amortization	1,239	1,829	—	3,068	1,200
Adjusted pre-provision net revenue	$37,486	$42,753	$46,448	$80,239	$84,659

Average total assets	11,398,655	10,594,245	10,374,820	10,998,672	10,031,499

Reported: Pre-provision net revenue to average assets[1]	1.20%	1.54%	1.76%	1.36%	1.63%
Adjusted: Pre-provision net revenue to average assets[1]	1.32%	1.64%	1.80%	1.47%	1.70%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Adjusted Return on Average Assets (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net income	$29,766	$37,816	$25,806	$67,582	$41,170

Adjustments to net income:
Acquisition expenses:
Salaries, wages, and employee benefits	1,125	—	—	1,125	—
Data processing	368	7	—	375	—
Lease or fixed asset impairment	—	—	—	—	—
Professional fees, occupancy, and other	1,220	313	141	1,533	286
Other restructuring costs:
Salaries, wages, and employee benefits	—	—	346	—	346
Data processing	—	—	—	—	—
Lease or fixed asset impairment	—	—	—	—	—
Professional fees, occupancy, and other	—	—	—	—	—
Related tax benefit	(558)	(71)	(102)	(629)	(132)
Adjusted net income	$31,921	$38,065	$26,191	$69,986	$41,670

Dilutive average common shares outstanding	55,730,883	55,035,806	54,705,273	55,384,942	54,807,170
Reported: Diluted earnings per share	$0.53	$0.69	$0.47	$1.22	$0.75
Adjusted: Diluted earnings per share	$0.57	$0.69	$0.48	$1.26	$0.76

Average total assets	$11,398,655	$10,594,245	$10,374,820	$10,998,672	$10,031,499

Reported: Return on average assets[1]	1.05%	1.45%	1.00%	1.24%	0.83%
Adjusted: Return on average assets[1]	1.12%	1.46%	1.02%	1.28%	0.84%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin (Unaudited)
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net interest income	$64,542	$64,893	$70,813	$129,435	$140,246

Adjustments to net interest income:
Tax-equivalent adjustment	579	601	717	1,180	1,447
Purchase accounting accretion related to business combinations	(1,726)	(2,157)	(2,477)	(3,883)	(5,304)
Adjusted net interest income	$63,395	$63,337	$69,053	$126,732	$136,389

Average interest-earning assets	10,448,417	9,752,294	9,485,200	10,102,278	9,151,372

Reported: Net interest margin[1]	2.50%	2.72%	3.03%	2.61%	3.11%
Adjusted: Net interest margin[1]	2.43%	2.63%	2.93%	2.53%	3.00%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Efficiency Ratio and Adjusted Efficiency Ratio (Unaudited)
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net interest income	$64,542	$64,893	$70,813	$129,435	$140,246
Tax-equivalent adjustment	579	601	717	1,180	1,447
Tax equivalent interest income	$65,121	$65,494	$71,530	$130,615	$141,693

Non-interest income	$33,011	$31,445	$27,964	$64,456	$55,481
Less security (gains) and losses, net	(898)	(1,641)	(315)	(2,539)	(902)
Adjusted non-interest income	$32,113	$29,804	$27,649	$61,917	$54,579

Non-interest expense	$62,625	$54,499	$53,068	$117,124	$113,582
Amortization of intangible assets	(2,650)	(2,401)	(2,519)	(5,051)	(5,076)
Non-operating adjustments:
Salaries, wages, and employee benefits	(1,125)	—	(346)	(1,125)	(346)
Data processing	(368)	(7)	—	(375)	—
Impairment, professional fees, occupancy, and other	(1,220)	(313)	(141)	(1,533)	(286)
Adjusted non-interest expense	$57,262	$51,778	$50,062	$109,040	$107,874

Reported: Efficiency ratio	61.68%	54.67%	50.97%	58.21%	55.28%
Adjusted: Efficiency ratio	58.89%	54.33%	50.48%	56.63%	54.96%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity, Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity (Unaudited)
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Total assets	$12,415,449	$10,759,563	$10,835,965
Goodwill and other intangible assets, net	(381,795)	(361,120)	(368,053)
Tax effect of other intangible assets, net	17,997	13,883	15,825
Tangible assets	$12,051,651	$10,412,326	$10,483,737

Total stockholders’ equity	$1,345,691	$1,265,822	$1,236,084
Goodwill and other intangible assets, net	(381,795)	(361,120)	(368,053)
Tax effect of other intangible assets, net	17,997	13,883	15,825
Tangible common equity	$981,893	$918,585	$883,856

Ending number of common shares outstanding	56,330,616	54,345,379	54,516,000

Tangible common equity to tangible assets[1]	8.15%	8.82%	8.43%
Tangible book value per share	$17.11	$16.65	$15.92

Average common equity	$1,342,771	$1,275,694	$1,233,270	$1,309,418	$1,225,715
Average goodwill and other intangible assets, net	(368,709)	(362,693)	(369,699)	(365,718)	(370,969)
Average tangible common equity	$974,062	$913,001	$863,571	$943,700	$854,746

Reported: Return on average tangible common equity[2]	12.26%	16.80%	12.02%	14.44%	9.69%
Adjusted: Return on average tangible common equity[2,3]	13.14%	16.91%	12.20%	14.96%	9.80%

[1] Tax-effected measure, 28% estimated deferred tax rate.
[2] Annualized measure.
[3] Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of the Company’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, state, national, and international economy (including the impact of the current presidential administration); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the COVID-19 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets; (iii) changes in state and federal laws, regulations, and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices, including FASB’s CECL impairment standards; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.